Exhibit 99.1

Stepan Reports Higher Fourth Quarter and Full Year 2015 Results

Northfield, Illinois, February 24, 2016 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•	Reported net income was $12.9 million or $0.56 per diluted share.

•	Adjusted net income* was $17.0 million or $0.74 per diluted share, a 93% increase versus $8.8 million or $0.38 per diluted share in the prior year.

•

Surfactant operating income was $24.3 million, a 101% increase versus prior year.  Polymer operating income was $18.1 million, a 38% increase versus prior year. Specialty Product operating income was $0.9 million.

•	Total sales volume increased 10% for the quarter. Surfactant and Polymer sales volumes increased 10% and 7%, respectively.

•	The effect of foreign currency translation negatively impacted net income by $2.7 million or $0.12 per diluted share versus prior year.

Full Year Highlights

•	Reported net income was $76.0 million or $3.32 per diluted share.

•	Adjusted net income* was $79.4 million or $3.46 per diluted share versus $57.7 million or $2.52 per diluted share in the prior year.

•

Surfactant operating income was $104.1 million, a 71% increase versus prior year.  The Polymer segment delivered record operating income of $80.9 million, a 33% increase versus prior year. Specialty Product operating income was $4.4 million, a 58% decrease versus prior year.

•	Total sales volume increased 5%. Surfactant and Polymer sales volumes both increased 5% for the full year.

•	The effect of foreign currency translation negatively impacted net income by $9.4 million or $0.41 per diluted share versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation Income/ Expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“2015 was a good year. We addressed our challenges and completed key components of our short-term and long-term strategy,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Operationally, we increased asset utilization, improved product mix, reduced costs and enhanced our internal efficiency. Both Surfactant and Polymer results improved.

Surfactant income increased on strong volume growth and an improved global product mix.  We delivered savings from the previously reported restructuring charges and executed actions to improve earnings going forward through the dissolution of our Enhanced Oil Recovery joint venture and discontinuing ethoxylation in Canada.

Polymers delivered its sixth consecutive record income year as volumes and margins grew.  Polymer results benefited from energy conservation efforts globally and expanded sales into metal panel and CASE applications.

Specialty Product results were down significantly for the year, but are expected to benefit going forward from actions taken in 2015.

In 2015 Adjusted Net Income grew from $57.7 million to $79.4 million, a strong rebound from 2014 and our second best income year.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2015	2014	% Change	2015	2014	% Change
Net Sales	$419,291	$454,231	(8)%	$1,776,167	$1,927,213	(8)%
Operating Income	$20,223	$9,004	125%	$122,790	$90,694	35%

Net Income	$12,872	$6,239	106%	$75,968	$57,101	33%
Earnings per Diluted Share	$0.56	$0.27	107%	$3.32	$2.49	33%
Adjusted Net Income *	$17,007	$8,774	94%	$79,449	$57,746	38%
Adjusted Earnings per Diluted Share*	$0.74	$0.38	95%	$3.46	$2.52	37%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income and/or expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The quarter includes $2.7 million of after-tax expense versus $1.6 million of after-tax income in the prior year.

•	TIORCO JV Dissolution: The quarter includes $1.5 million of after-tax expense for costs to dissolve this joint venture.

Percentage Change in Net Sales

The decrease in both quarterly and full year net sales was mainly due to lower selling prices primarily related to certain pass-through contract requirements on lower raw material costs and the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  These decreases were partially offset by 10% volume growth in the quarter.  Surfactant and Polymer volumes grew by 10% and 7% respectively.

	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
Volume	10%	5%
Selling Price	(11)%	(6)%
Foreign Translation	(7)%	(7)%
Total	(8)%	(8)%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2015	2014	% Change	2015	2014	% Change
Net Sales
Surfactants	$284,725	$308,681	(8)%	$1,205,849	$1,296,638	(7)%
Polymers	113,785	130,634	(13)%	491,488	550,966	(11)%
Specialty Products	20,781	14,916	39%	78,830	79,609	(1)%
Total Net Sales	$419,291	$454,231	(8)%	$1,776,167	$1,927,213	(8)%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2015	2014	% Change	2015	2014	% Change
Operating Income
Surfactants	$24,322	$12,086	101%	$104,080	$60,778	71%
Polymers	$18,140	$13,152	38%	$80,942	$60,690	33%
Specialty Products	$899	$(113)	-	$4,397	$10,487	(58)%

Total segment operating income increased $18.2 million or 73% versus the prior year quarter.  Total segment operating income increased $57.5 million or 44% for the full year.

•

Surfactant net sales were $284.7 million in the fourth quarter, $24.0 million less than prior year.  The translation impact of a stronger U.S. dollar decreased sales by $23.4 million, despite sales volume increasing 10% in the fourth quarter. North American sales volume increased 14% mostly due to higher consumer product sales from the Sun supply agreement.  Strong volume growth in Latin America and Asia, 17% and 9% respectively, was slightly offset by lower volumes in Europe.  Surfactant operating income increased $12.2 million or 101% versus the prior year quarter.  All regions delivered operating income growth in the quarter.  North America principally benefited from the new volumes in consumer products and the improved capacity utilization associated with this business.

•

Polymer net sales were $113.8 million in the fourth quarter, a $16.8 million decrease versus prior year.  The translation impact of a stronger U.S. dollar decreased sales by $6.0 million, and net selling prices were also lower.  Sales volume increased 7% in the quarter primarily due to continued growth in polyols used in rigid foam insulation and insulated metal panels.  Operating income increased $5.0 million or 38% versus the prior year quarter.  The improvement was primarily attributable to volume growth in North America and Europe and more favorable margins.

•

Specialty Products operating income increased $1.0 million versus the prior year quarter.  Sales volume was higher mostly attributable to order timing differences by food and flavoring product customers.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2015	2014	% Change	2015	2014	% Change
Total - Corporate Expenses	$23,138	$16,121	44%	$66,629	$41,261	62%
Deferred Compensation Expense/(Income)*	$5,272	$(2,148)	-	$6,500	$(11,903)	-
Restructuring and Asset Impairment Expense	$-	$4,009	-	$-	$4,009	-
Adjusted Corporate Expense	$17,866	$14,260	25%	$60,129	$49,155	22%

* See Table III for a discussion of deferred compensation plan accounting.

•

For the fourth quarter, corporate expenses, excluding deferred compensation, restructuring and asset impairments, were up $3.6 million, or 25%, versus prior year.  Higher incentive-based compensation expenses and higher consulting expenses related to our efficiency efforts were partially offset by lower environmental remediation expenses.

•

For the full year, corporate expenses, excluding deferred compensation, restructuring and asset impairments, were up $11.0 million, or 22%, versus prior year.  This year to date increase is attributable to the same drivers of the quarterly increase.

Income Taxes

During the fourth quarter of 2015, the Company benefited from the federal research and development tax credit and in total recorded a tax provision of $2.2 million for an effective tax rate of 15%. The full year effective tax rate was 26% in 2015 compared to 24% in 2014. This increase was primarily attributable to certain favorable nonrecurring foreign tax benefits recorded in 2014 and a less favorable geographical mix of income in 2015.

Selected Balance Sheet Information

The Company’s net debt level, on a sequential basis, decreased $24.5 million for the quarter and the Net Debt ratio declined from 25% to 22%.  The Company’s net debt level, on a full year basis, decreased $32.2 million and the Net Debt ratio decreased from 26% to 22%.

($ in millions)	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Net Debt
Total Debt	$332.6	$341.5	$260.5	$283.7	$273.9
Cash	176.1	160.5	82.4	97.3	85.2
Net Debt	$156.5	$181.0	$178.1	$186.4	$188.7
Equity	557.0	551.6	552.0	530.5	536.9
Net Debt + Equity	$713.5	$732.6	$730.1	$716.9	$725.6
Net Debt / (Net Debt + Equity)	22%	25%	24%	26%	26%

The full year increase in both cash and debt is primarily due to the $100 million 3.95% Senior Notes offering announced on July 13, 2015.  The debt proceeds will be used to fund typical capital expenditures, pay off existing higher cost debt according to normal payoff schedules and fund investments that support the Company’s strategic initiatives.

The major working capital components are:

($ in millions)	12/31/15	12/31/14
Net Receivables	$249.6	$270.5
Inventories	170.4	183.2
Accounts Payable	(128.6)	(157.0)
	$291.4	$296.7

The Company had full year capital expenditures of $119 million in 2015 versus $102 million in the prior year.

Outlook

In 2016 we expect to build on the momentum generated in 2015.  Our business should benefit from a full year of higher commodity sulfonation volumes in North America and continued growth in core polymer markets.  Benefits from our product and end market diversification efforts, as well as lower costs associated with restructuring activities, should positively impact 2016.  Start-up expenses and lower growth rates in China will negatively impact Polymer performance.  Both Surfactants and Polymers are expected to experience higher costs during the fourth quarter due to a thirty-day government mandated shutdown of our facility in Germany.  Specialty Products should improve on lower costs from structural actions taken in 2015.

Conference Call

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 10 a.m. ET (9 a.m. CT) on February 24, 2016. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 950-3502, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

Stepan is a 2015 U.S. Environmental Protection Agency Safer Choice Partner of the Year award winner.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2015 and 2014

(Unaudited – 000’s Omitted)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Net Sales	$419,291	$454,231	$1,776,167	$1,927,213
Cost of Sales	344,602	404,380	1,467,926	1,677,650
Gross Profit	74,689	49,851	308,241	249,563
Operating Expenses:
Selling	14,235	10,308	55,522	54,763
Administrative *	21,728	18,378	76,048	66,549
Research, Development and Technical Services	13,231	10,300	50,243	45,451
Deferred Compensation Expense (Income) *	5,272	(2,148)	6,500	(11,903)
	54,466	36,838	188,313	154,860
Other Operating Income (Expense)
Gain on Sale of Product Line	—	—	2,862	—
Business Restructuring and Asset Impairment Expense	—	(4,009)	—	(4,009)

Operating Income	20,223	9,004	122,790	90,694
Other Income (Expense):
Interest, Net	(3,773)	(2,617)	(14,533)	(11,441)
Loss from Equity in Joint Venture	(3,067)	(1,166)	(6,985)	(5,008)
Other, Net	1,678	791	1,584	1,290
	(5,162)	(2,992)	(19,934)	(15,159)

Income Before Income Taxes	15,061	6,012	102,856	75,535
Provision for Income Taxes	2,185	(213)	26,819	18,454
Net Income	12,876	6,225	76,037	57,081
Net Income Attributable to Noncontrolling Interests	(4)	14	(69)	20
Net Income Attributable to Stepan Company	$12,872	$6,239	$75,968	$57,101
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.57	$0.27	$3.34	$2.51
Diluted	$0.56	$0.27	$3.32	$2.49
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,726	22,704	22,730	22,758
Diluted	22,879	22,830	22,858	22,917

*  In 2014, Deferred Compensation Expense (Income) was reported within the Administrative line item.  The 2014 amounts have been changed to conform to the current year presentation.

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2015	EPS	2014	EPS	2015	EPS	2014	EPS
Net Income Reported	$12,872	$0.56	$6,239	$0.27	$75,968	$3.32	$57,101	$2.49
Deferred Compensation Expense/ (Income)	2,675	$0.12	(1,623)	$(0.07)	3,453	$0.15	(8,288)	$(0.36)
Environmental Remediation Expense	—	—	1,752	0.08	341	$0.01	4,403	$0.19
Gain on Divestiture of Product Line	—	—	—	—	(1,774)	$(0.08)	—	—
Bad Debt Expense	—	—	(643)	$(0.03)	—	—	1,481	$0.07
Restructuring and Asset Impairment Expense	—	—	3,049	$0.13	—	—	3,049	$0.13
TIORCO JV Dissolution	1,461	$0.06	—	—	1,461	$0.06	—	—
Adjusted Net Income	$17,007	$0.74	$8,774	$0.38	$79,449	$3.46	$57,746	$2.52

* All amounts in this Table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful for evaluating the Company’s operating performance.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.3 million of expense versus $2.6 million of income in the prior year quarter.  The year to date impact was $5.6 million of expense versus $13.4 million of income in the prior year.  The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2015				2014
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$49.69	$41.61	$54.11	$41.66	$40.08	$44.38	$52.86	$64.56

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2015	2014	2015	2014
Deferred Compensation
Administrative (Expense)	$(5,272)	$2,148	$(6,500)	$11,903
Other, net – Mutual Fund Gain (Loss)	958	469	931	1,464
Total Pretax	$(4,314)	$2,617	$(5,569)	$13,367
Total After Tax	$(2,675)	$1,623	$(3,453)	$8,288

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2015 as compared to 2014:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2015	2014
Net Sales	$419.3	$454.2	$(34.9)	$(29.9)
Gross Profit	74.7	49.9	24.8	(5.1)
Operating Income	20.2	9.0	11.2	(3.0)
Pretax Income	15.1	6.0	9.1	(3.2)

($ in millions)	Twelve Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2015	2014
Net Sales	$1,776.2	$1,927.2	$(151.0)	$(131.8)
Gross Profit	308.2	249.6	$58.6	(21.6)
Operating Income	122.8	90.7	$32.1	(13.2)
Pretax Income	102.9	75.5	$27.4	(12.7)

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2015 and December 31, 2014

	2015 December 31	2014 December 31
ASSETS
Current Assets	$619,573	$575,556
Property, Plant & Equipment, Net	555,463	524,195
Other Assets	64,625	62,263
Total Assets	$1,239,661	$1,162,014
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$243,244	$249,513
Deferred Income Taxes	9,455	15,804
Long-term Debt	313,817	246,897
Other Non-current Liabilities	114,761	112,856
Total Stepan Company Stockholders’ Equity	556,984	535,546
Noncontrolling Interest	1,400	1,398
Total Liabilities and Stockholders’ Equity	$1,239,661	$1,162,014